Exhibit 10.1

April 27, 2023

Jeffry Keyes

Dear Jeffry:

On behalf of Quantum-Si, I am pleased to offer you a position as Chief Financial Officer beginning as soon as practical.  You will report to Jeffrey Hawkins. Your annualized compensation in this position will consist of an annual base salary of $465,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2023, you will receive a prorated discretionary bonus with a target of 50 % of base salary based on goals, objectives, and performance metrics to be determined by Quantum-Si’s management. Such bonus will be paid in March, 2024.  It will be a condition of your eligibility to receive any bonus that you remain employed with Quantum-Si through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, as a material inducement to you joining the Company, you will receive the options to purchase shares of Quantum-Si common stock described below (the “Inducement Awards”).  The Inducement Awards are intended as inducement grants under Nasdaq Rule 5635(c)(4).

You will receive 1,000,000 stock options (“Time-Based Options”) via an Inducement Grant in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter.

You will also receive 500,000 stock options (“$10 Performance Options”) via an Inducement Grant in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest in full if within one year of your start date Quantum-Si’s common stock closing price is at least $10.00 (as adjusted) for 20 out of 30 consecutive trading days. In addition, you will receive 500,000 stock options (“$20 Performance Options”) via an Inducement Grant in Quantum-Si that (i) will be subject to the approval of Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest in full if within three years of your start date Quantum-Si’s common stock closing price is at least $20.00 (as adjusted) for 20 out of 30 consecutive trading days.

You will be eligible for participation in the Quantum-Si Incorporated Executive Severance Plan, and you will become a participant in such Executive Severance Plan commencing on your start date.

You will be based out of Quantum-Si’s facility in San Diego, CA.

Quantum-Si recognizes the need for employees to take time away from the office to creatively recharge.  We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Quantum-Si’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.  Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background and reference check.  By signing this letter, you authorize Quantum-Si to conduct such background check

Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  As a condition of this offer of employment, you are required to sign Quantum-Si’s Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Quantum-Si. We firmly believe that Quantum-Si offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on May 1, 2023 unless accepted by you in writing prior to such date.

Sincerely,

Quantum-Si, Incorporated

	By:	/s/ Jeffrey Hawkins

	Name:	Jeffrey Hawkins

	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Signature: /s/ Jeffry Keyes

Name: Jeffry Keyes